Exhibit 99.1

NEWS RELEASE

Contact:	David Kimichik	Tripp Sullivan
	Chief Financial Officer	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376

ASHFORD HOSPITALITY TRUST DECLARES SECOND QUARTER DIVIDENDS
Increases Common Dividend for Sixth Consecutive Quarter

DALLAS — (June 15, 2005) — Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced the Board of Directors has declared an increase in its common stock dividend for the sixth consecutive quarter. The quarterly dividend of $0.17 per fully diluted common share, which equates to an annualized dividend of $0.68 per share, is payable on July 15, 2005, to shareholders of record on June 30, 2005. On an annualized basis the dividend equates to a 6.6% dividend yield based on the Company’s closing price on June 15, 2005.

Separately, the Board declared a quarterly cash dividend of $0.5344 per diluted share for the Company’s 8.55% Series A Cumulative Preferred Stock for the second quarter ending June 30, 2005. The dividend, which equates to an annual rate of $2.1375 per share, is payable on July 15, 2005, to shareholders of record as of June 30, 2005.

* * * * *

Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.

-END-

14185 Dallas Parkway, Suite 1100, Dallas, TX 75254          Phone: (972) 490-9600